Exhibit 99.1

INTERNATIONAL SEAWAYS REPORTS

SECOND QUARTER 2021 RESULTS

New York, NY – August 9, 2021 – International Seaways, Inc. (NYSE: INSW) (the “Company” or “INSW”), one of the largest tanker companies worldwide providing energy transportation services for crude oil and petroleum products, today reported results for the second quarter of 2021.

Highlights

•	Subsequent to the end of the quarter, INSW completed the previously announced merger with Diamond S Shipping Inc. (NYSE: DSSI), creating the largest U.S.-listed diversified tanker company. The transaction significantly enhances INSW’s scale in both the core crude and product markets and will generate approximately $32 million in cost and revenue synergies, expected to be realized within 2022.
•	Immediately prior to the closing of the merger, INSW returned capital to shareholders through a dividend of $31.5 million, or $1.12 per share.
•	Net loss for the second quarter was $18.8 million, or $0.67 per diluted share, compared to net income of $64.4 million, or $2.24 per diluted share, in the second quarter of 2020. Net loss for the current quarter reflects the impact of the disposal of vessels, including impairments, and merger related charges aggregating $4.5 million. Net loss excluding these items was $14.3 million, or $0.51 per diluted share.
•	Cash(A) was $133.6 million as of June 30, 2021; total liquidity was $173.6 million, including $40 million of undrawn revolver capacity, compared to $255.7 million as of December 31, 2020.
•	Paid a regular quarterly cash dividend of $0.06 per share in June 2021.
•	Has enacted a post-merger asset optimization program which has resulted in:

•	The sale of a 2002-built VLCC which, delivered to buyers in the third quarter, and agreed to sell four 2002/2003-built Panamaxes, as well as agreeing to sell seven MRs acquired in the merger.
•	A full fleet review where INSW is continually exploring the sale of its least efficient or otherwise non-core assets

“During the second quarter, Seaways maintained an unrelenting focus on strengthening our industry position and enhancing our ability to create long-term value for stakeholders,” said Lois K. Zabrocky, International Seaways’ President and CEO. “We are excited to have completed our transformational and highly accretive merger with Diamond S last month, solidifying Seaways’ status as an industry bellwether with enhanced scale, capabilities and significant financial strength. With a diversified 100-vessel fleet of crude and product tankers that provides considerable operating leverage, we are poised to benefit from positive long-term industry fundamentals, as well as near-term developments, notably recovering global oil demand, continued inventory destocking, and increased OPEC production.”

Ms. Zabrocky continued, “Our strategic focus remains on achieving the highest operational standards, executing our disciplined and balanced approach to capital allocation and preserving our financial strength, while concentrating on achieving the considerable economies of scale that have been made possible by the merger. By combining two leading U.S.-based tanker owners with first-rate teams and high-quality fleets, we have further strengthened our commitment to operational excellence, sustainability and meeting the evolving needs of leading energy companies. As we move forward, we will also continue to prioritize returning capital to shareholders, as highlighted by our recent merger-related $31.5 million, or $1.12 per share, special dividend, our regular quarterly dividend, as well as our outstanding $50 million share repurchase authorization. Of note, we have now paid over $70 million to shareholders since 2020 in the form of stock buybacks and dividends.”

Jeff Pribor, the Company’s CFO, added, “Our completed merger is highly accretive to earnings and cash flow, and we continue to expect cost synergies in excess of $23 million and revenue synergies of $9 million to be fully realizable within 2022. Importantly, our significant pro forma cash and liquidity positions, as well as our overall balance sheet strength and ongoing support from our industry leading banking group, will continue to serve us well in a challenging rate environment.”

Second Quarter 2021 Results

Net loss for the second quarter of 2021 was $18.8 million, or $0.67 per diluted share, compared to net income of $64.4 million, or $2.24 per diluted share, for the second quarter of 2020. The decline in the second quarter of 2021 results primarily reflects significantly lower TCE revenues(B), which was partially offset by lower vessel expenses, depreciation and amortization, charter hire expenses and interest expense. Net loss for the first half of 2021 was $32.1 million, or $1.15 per diluted share, compared to net income of $97.4 million, or $3.35 per share, for the first half of 2020.

Consolidated TCE revenues for the second quarter were $44.7 million, compared to $135.3 million for the second quarter of 2020. Shipping revenues for the second quarter were $46.3 million, compared to $139.7 million for the second quarter of 2020. Consolidated TCE revenues for the first half of 2021 were $89.9 million, compared to $255.0 million for the first half of 2020. Shipping revenues for the first half of 2021 were $93.1 million compared to $265.1 million for the first half of 2020.

Adjusted EBITDA(C) for the second quarter was $9.8 million, compared to $96.3 million for the second quarter of 2020. Adjusted EBITDA was $20.5 million for the first half of 2021, compared to $170.5 million for the first half of 2020.

Crude Tankers

TCE revenues for the Crude Tankers segment were $31.1 million for the second quarter compared to $105.9 million for the second quarter of 2020. $54.8 million of this decrease primarily resulted from the impact of lower average rates in the VLCC, Suezmax, Aframax and Panamax sectors, with average spot earnings declining to approximately $13,700, $18,500, $8,600 and $16,500 per day, respectively. Also contributing to the decrease in TCE revenues was the impact of a 238-day reduction in VLCC revenue days, aggregating $16.5 million; a $2.0 million days-related decline in the Aframax fleet as a result of the sale of an older Aframax in 2020; and a $1.2 million decrease in revenue in the Lightering business in the second quarter. Shipping revenues for the Crude Tankers segment were $32.5 million for second quarter of 2021 compared to $110.4 million for the second quarter of 2020. TCE revenues for the Crude Tankers segment were $67.0 million for the first half of 2021, compared to $194.7 million for the first half of 2020. Shipping revenues for the Crude Tankers segment were $70.1 million for the first half of 2021, compared to $204.1 million for the first half of 2020.

Product Carriers

TCE revenues for the Product Carriers segment were $13.6 million for the second quarter, compared to $29.4 million for the second quarter of 2020. The decrease is primarily attributable to lower period-over-period average daily blended rates earned by the LR2, LR1 and MR fleets, which accounted for a decrease in TCE revenues of approximately $14.4 million. Average spot rates fell during the second quarter of 2021 to approximately $15,300 and $10,600, respectively, for the LR1 and MR fleets. In addition, fewer revenue days in the MR fleet during the second quarter due to the redelivery of a time chartered-in MR to its owner in July 2020 contributed an aggregate decrease in TCE revenues of approximately $1.3 million. Shipping revenues for the Product Carriers segment were $13.8 million for the second quarter of 2021, compared to $29.3 million for the second quarter of 2020. TCE revenues for the Product Carriers segment were $22.8 million for the first half of 2021, compared to $60.3 million for the first half of 2020. Shipping revenues for the Product Carriers segment were $23.0 million for the first half of 2021, compared to $61.0 million for the first half of 2020.

Completed Merger with Diamond S Shipping

Subsequent to the end of the second quarter, the Company completed its previously announced merger with Diamond S Shipping Inc. (“Diamond S”). The Company expects to achieve cost synergies in excess of $23 million and revenue synergies of $9 million, which are expected to be fully realizable within 2022. International Seaways is now the second largest U.S.-listed tanker company by vessel count with approximately 100 vessels and the third largest by deadweight tons (“dwt”), aggregating approximately 11.0 million dwt.

In accordance with the terms of the Merger Agreement, which was approved by INSW and Diamond S shareholders at their respective special meetings held on July 13, 2021, pre-merger INSW shareholders own approximately 55.75% of the equity of the combined company and former Diamond S stockholders own approximately 44.25%. On July 15, 2021, pre-merger INSW shareholders of record as of July 14, 2021, received a special dividend of $1.12 per share.

Vessel Sales

During the second quarter of 2021, the Company agreed to sell a 2002-built VLCC, a 2002-built Panamax and a 2003-built Panamax. The 2002-built VLCC delivered to its buyer in the third quarter of 2021. Additionally, the Company agreed to sell two additional 2002-built Panamaxes in July 2021, which are expected to deliver in the third and fourth quarter of 2021.

In addition, the Company agreed to sell seven MRs acquired in the Merger. Four of the MRs have delivered to the buyers and the balance are expected to be delivered during the third quarter of 2021.

The twelve vessels sold are expected to provide aggregate net proceeds of approximately $75 million after the repayment of debt.

Payment of Regular Cash Dividend

The Company’s Board of Directors declared a regular quarterly dividend of $0.06 per share of common stock on July 28, 2021. The dividend will be paid on September 23, 2021 to shareholders of record at the close of business on September 9, 2021.

Conference Call

The Company will host a conference call to discuss its second quarter 2021 results at 10:00 a.m. Eastern Time (“ET”) on Monday, August 9, 2021. To access the call, participants should dial (855) 940-9471 for domestic callers and (412) 317-5211 for international callers. Please dial in ten minutes prior to the start of the call. A live webcast of the conference call will be available from the Investor Relations section of the Company’s website at https://www.intlseas.com.

An audio replay of the conference call will be available until August 16, 2021 by dialing (877) 344-7529 for domestic callers and (412) 317-0088 for international callers, and entering Conference ID 10159011.

About International Seaways, Inc.

International Seaways, Inc. (NYSE: INSW) is one of the largest tanker companies worldwide providing energy transportation services for crude oil and petroleum products in International Flag markets. International Seaways owns and operates a fleet of 97 vessels, including 13 VLCCs (including three newbuildings), 15 Suezmaxes, five Aframaxes/LR2s, 12 Panamaxes/LR1s, 44 MR tankers and six Handy tankers. Through joint ventures, it has ownership interests in two floating storage and offloading service vessels. International Seaways has an experienced team committed to the very best operating practices and the highest levels of customer service and operational efficiency. International Seaways is headquartered in New York City, NY. Additional information is available at https://www.intlseas.com.

Forward-Looking Statements

This release contains forward-looking statements. In addition, the Company may make or approve certain statements in future filings with the U.S. Securities and Exchange Commission (SEC), in press releases, or in oral or written presentations by representatives of the Company. All statements other than statements of historical facts should be considered forward-looking statements. These matters or statements may relate to the Company’s merger with Diamond S and plans to issue dividends, its prospects, including statements regarding vessel acquisitions, expected synergies, trends in the tanker markets, and possibilities of strategic alliances and investments. Forward-looking statements are based on the Company’s current plans, estimates and projections, and are subject to change based on a number of factors. Investors should carefully consider the risk factors outlined in more detail in the Annual Report on Form 10-K for 2020 for the Company, the Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, the Company’s Amended Registration Statement on Form S-4 dated June 3, 2021, and in similar sections of other filings made by the Company with the SEC from time to time. The Company assumes no obligation to update or revise any forward-looking statements. Forward-looking statements and written and oral forward-looking statements attributable to the Company or its representatives after the date of this release are qualified in their entirety by the cautionary statements contained in this paragraph and in other reports previously or hereafter filed by the Company with the SEC.

Investor Relations & Media Contact:

David Siever, International Seaways, Inc.

(212) 578-1635

dsiever@intlseas.com

Category: Earnings

Consolidated Statements of Operations

($ in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Shipping Revenues:
Pool revenues	$26,455	$100,059	$51,114	$201,268
Time and bareboat charter revenues	11,714	26,655	26,412	35,259
Voyage charter revenues	8,135	13,011	15,534	28,535
Total Shipping Revenues	46,304	139,725	93,060	265,062

Operating Expenses:
Voyage expenses	1,586	4,436	3,173	10,042
Vessel expenses	27,877	30,278	54,204	63,238
Charter hire expenses	5,863	7,540	11,604	17,771
Depreciation and amortization	17,079	18,880	33,833	37,147
General and administrative	6,829	6,694	14,969	14,128
Provision for credit losses, net	2	(129)	43	(67)
Third-party debt modification fees	-	-	-	232
Merger and integration related costs	481	-	481	-
Loss on disposal of vessels and other property, including impairments	4,005	4,134	4,016	1,330
Total operating expenses	63,722	71,833	122,323	143,821
(Loss)/income from vessel operations	(17,418)	67,892	(29,263)	121,241
Equity in income of affiliated companies	5,375	5,205	10,843	10,316
Operating (loss)/income	(12,043)	73,097	(18,420)	131,557
Other income/(expense)	267	143	559	(13,289)
(Loss)/income before interest expense and income taxes	(11,776)	73,240	(17,861)	118,268
Interest expense	(7,006)	(8,881)	(14,286)	(20,890)
(Loss)/income before income taxes	(18,782)	64,359	(32,147)	97,378
Income tax provision	(1)	(1)	(1)	(1)
Net (loss)/Income	$(18,783)	$64,358	$(32,148)	$97,377

Weighted Average Number of Common Shares Outstanding:
Basic	28,051,946	28,469,969	28,031,184	28,812,299
Diluted	28,051,946	28,639,780	28,031,184	28,989,146

Per Share Amounts:
Basic net (loss)/income per share	$(0.67)	$2.26	$(1.15)	$3.37
Diluted net (loss)/income per share	$(0.67)	$2.24	$(1.15)	$3.35

Consolidated Balance Sheets

($ in thousands)

	June 30,	December 31,
	2021	2020
	(Unaudited)	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$117,391	$199,390
Voyage receivables	50,981	43,362
Other receivables	6,324	4,479
Inventories	2,103	3,601
Prepaid expenses and other current assets	6,365	6,002
Vessels held for sale	29,146	-
Total Current Assets	212,310	256,834

Restricted Cash	16,173	16,287
Vessels and other property, less accumulated depreciation	1,055,747	1,108,214
Vessels construction in progress	14,606	-
Deferred drydock expenditures, net	39,405	36,334
Total Vessels, Deferred Drydock and Other Property	1,109,758	1,144,548
Operating lease right-of-use assets	16,999	21,588
Investments in and advances to affiliated companies	149,580	141,924
Long-term derivative assets	6,526	2,129
Other assets	7,519	3,229
Total Assets	$1,518,865	$1,586,539

LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable, accrued expenses and other current liabilities	$29,453	$34,425
Current portion of operating lease liabilities	7,226	8,867
Current installments of long-term debt	61,483	61,483
Current portion of derivative liabilities	3,950	4,121
Total Current Liabilities	102,112	108,896
Long-term operating lease liabilities	7,541	10,253
Long-term debt	444,566	474,332
Long-term derivative liabilities	3,782	6,155
Other liabilities	13,410	14,861
Total Liabilities	571,411	614,497

Equity:
Total Equity	947,454	972,042
Total Liabilities and Equity	$1,518,865	$1,586,539

Consolidated Statements of Cash Flows

($ in thousands)

	Six Months Ended June 30,
	2021	2020
	(Unaudited)	(Unaudited)
Cash Flows from Operating Activities:
Net (loss)/income	$(32,148)	$97,377
Items included in net (loss)/income not affecting cash flows:
Depreciation and amortization	33,833	37,147
Loss on write-down of vessels and other assets	3,497	5,469
Amortization of debt discount and other deferred financing costs	1,077	1,708
Deferred financing costs write-off	-	12,501
Stock compensation	2,263	2,503
Earnings of affiliated companies	(10,843)	(10,209)
Change in fair value of interest rate collar recorded through earnings	-	1,271
Write-off of registration statement costs	694	-
Other – net	831	512
Items included in net (loss)/income related to investing and financing activities:
Loss/(gain) on disposal of vessels and other property, net	519	(4,139)
Loss on extinguishment of debt	-	1,014
Cash distributions from affiliated companies	3,625	5,250
Payments for drydocking	(14,720)	(12,513)
Insurance claims proceeds related to vessel operations	710	570
Changes in operating assets and liabilities	(11,856)	(10,771)
Net cash (used in)/provided by operating activities	(22,518)	127,690
Cash Flows from Investing Activities:
Expenditures for vessels and vessel improvements	(24,130)	(40,949)
Proceeds from disposal of vessels and other property, net	3,431	13,578
Expenditures for other property	(271)	(348)
Investments in and advances to affiliated companies, net	(95)	(46)
Net cash used in investing activities	(21,065)	(27,765)
Cash Flows from Financing Activities:
Issuance of debt, net of issuance costs	(49)	362,989
Extinguishment of debt	-	(382,699)
Payments on debt	(30,742)	(51,266)
Cash payments on derivatives containing other-than-insignificant financing element	(2,623)	-
Common stock issuance costs	(717)	(122)
Repurchases of common stock	-	(29,997)
Cash dividends paid	(3,369)	(3,412)
Cash paid to tax authority upon vesting of stock-based compensation	(1,030)	(1,200)
Net cash used in financing activities	(38,530)	(105,707)
Net decrease in cash, cash equivalents and restricted cash	(82,113)	(5,782)
Cash, cash equivalents and restricted cash at beginning of year	215,677	150,243
Cash, cash equivalents and restricted cash at end of period	$133,564	$144,461

Spot and Fixed TCE Rates Achieved and Revenue Days

The following tables provides a breakdown of TCE rates achieved for spot and fixed charters and the related revenue days for the three months ended June 30, 2021 and the comparable period of 2020. Revenue days in the quarter ended June 30, 2021 totaled 2,846 compared with 3,241 in the prior year quarter. A summary fleet list by vessel class can be found later in this press release. The information in these tables excludes commercial pool fees/commissions averaging approximately $641 and $719 per day for the three months ended June 30, 2021 and 2020, respectively.

	Three Months Ended June 30, 2021			Three Months Ended June 30, 2020
	Spot	Fixed	Total	Spot	Fixed	Total
Crude Tankers
VLCC
Average TCE Rate	$13,684	$43,877		$71,747	$67,214
Number of Revenue Days	651	91	742	719	261	980
Suezmax
Average TCE Rate	$18,485	$-		$48,989	$-
Number of Revenue Days	182	-	182	180	-	180
Aframax
Average TCE Rate	$8,589	$-		$30,559	$-
Number of Revenue Days	266	-	266	334	-	334
Panamax
Average TCE Rate	$16,535	$11,396		$35,049	$16,258
Number of Revenue Days	91	523	614	91	540	631
Total Crude Tankers Revenue Days	1,190	614	1,804	1,324	801	2,125
Product Carriers
LR2
Average TCE Rate	$-	$17,784		$38,933	$-
Number of Revenue Days	-	91	91	91	-	91
LR1
Average TCE Rate	$15,291	$-		$30,851	$-
Number of Revenue Days	541	-	541	545	-	545
MR
Average TCE Rate	$10,627	$-		$17,168	$-
Number of Revenue Days	410	-	410	480	-	480
Total Product Carriers Revenue Days	951	91	1,042	1,116	-	1,116
Total Revenue Days	2,141	705	2,846	2,440	801	3,241

Revenue days in the above tables exclude days related to full service lighterings and days for which recoveries were recorded under the Company’s loss of hire insurance policies.

Fleet Information

As of August 9, 2021, INSW’s fleet totaled 97 vessels, including 3 newbuilds and 94 operating vessels, of which 92 were owned, 2 were chartered in, and 2 FSOs were held through joint ventures.

	Vessels Owned		Vessels Chartered-in		Total at August 1, 2021
Vessel Type	Number	Weighted by Ownership	Number	Weighted by Ownership	Total Vessels	Vessels Weighted by Ownership	Total Dwt
Operating Fleet
FSO	2	1.0	-	-	2	1.0	864,046
VLCC	10	10.0	-	-	10	10.0	3,012,171
Suezmax	15	15.0	-	-	15	15.0	2,381,911
Aframax	2	2.0	2	2.0	4	4.0	452,375
Panamax	7	7.0	-	-	7	7.0	487,365
Crude Tankers	36	35.0	2	2.0	38	37.0	7,197,868

LR2	1	1.0	-	-	1	1.0	112,691
LR1	5	5.0	-	-	5	5.0	372,705
MR	44	44.0	-	-	44	44.0	2,206,626
Handy	6	6.0	-	-	6	6.0	220,450
Product Carriers	56	56.0	-	-	56	56.0	2,912,472

Total Operating Fleet	92	91.0	2	2.0	94	93.0	10,110,340

Newbuild Fleet
VLCC	3	3.0	-	-	3	3.0	900,000

Total Newbuild Fleet	3	3.0	-	-	3	3.0	900,000

Total Operating and Newbuild Fleet	95	94.0	2	2.0	97	96.0	11,010,340

Reconciliation to Non-GAAP Financial Information

The Company believes that, in addition to conventional measures prepared in accordance with GAAP, the following non-GAAP measures may provide certain investors with additional information that will better enable them to evaluate the Company’s performance. Accordingly, these non-GAAP measures are intended to provide supplemental information, and should not be considered in isolation or as a substitute for measures of performance prepared with GAAP.

(A)Total Cash

	June 30,	December 31,
($ in thousands)	2021	2020
Cash and cash equivalents	$117,391	$199,390
Restricted cash	16,173	16,287
Total Cash	$133,564	$215,677

(B)Time Charter Equivalent (TCE) Revenues

Consistent with general practice in the shipping industry, the Company uses TCE revenues, which represents shipping revenues less voyage expenses, as a measure to compare revenue generated from a voyage charter to revenue generated from a time charter. Time charter equivalent revenues, a non-GAAP measure, provides additional meaningful information in conjunction with shipping revenues, the most directly comparable GAAP measure, because it assists Company management in making decisions regarding the deployment and use of its vessels and in evaluating their financial performance. Reconciliation of TCE revenues of the segments to shipping revenues as reported in the consolidated statements of operations follow:

	Three Months Ended June 30,		Six Months Ended June 30,
($ in thousands)	2021	2020	2021	2020
Time charter equivalent revenues	$44,718	$135,289	$89,887	$255,020
Add: Voyage expenses	1,586	4,436	3,173	10,042
Shipping revenues	$46,304	$139,725	$93,060	$265,062

(C)EBITDA and Adjusted EBITDA

EBITDA represents net (loss)/income before interest expense, income taxes and depreciation and amortization expense. Adjusted EBITDA consists of EBITDA adjusted for the impact of certain items that we do not consider indicative of our ongoing operating performance. EBITDA and Adjusted EBITDA do not represent, and should not be a substitute for, net income or cash flows from operations as determined in accordance with GAAP. Some of the limitations are: (i) EBITDA and Adjusted EBITDA do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments; (ii) EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs; and (iii) EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt. While EBITDA and Adjusted EBITDA are frequently used as a measure of operating results and performance, neither of them is necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. The following table reconciles net (loss)/income as reflected in the condensed consolidated statements of operations, to EBITDA and Adjusted EBITDA:

	Three Months Ended June 30,		Six Months Ended June 30,
($ in thousands)	2021	2020	2021	2020
Net (loss)/income	$(18,783)	$64,358	$(32,148)	$97,377
Income tax provision	1	1	1	1
Interest expense	7,006	8,881	14,286	20,890
Depreciation and amortization	17,079	18,880	33,833	37,147

EBITDA	5,303	92,120	15,972	155,415
Third-party debt modification fees	-	-	-	232
Merger and integration related costs	481	-	481	-
Loss on disposal of vessels and other property, including impairments	4,005	4,134	4,016	1,330
Write-off of deferred financing costs	-	-	-	12,501
Loss on extinguishment of debt	-	21	-	1,014
Adjusted EBITDA	$9,789	$96,275	$20,469	$170,492